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                                                                      EXHIBIT 11

                             U.S. HEALTHCARE, INC.
                      COMPUTATION OF NET INCOME PER COMMON
                          AND COMMON EQUIVALENT SHARE*

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                                                                                    Years ended December 31
                                                                             -------------------------------------
               (amounts in thousands except per share data)                     1995         1994         1993
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
NET INCOME.................................................................  $   380,665  $   391,119  $   299,675
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WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Shares outstanding at beginning of period..................................      145,486      146,718      145,172
Effect of purchase of treasury stock.......................................       (4,097)      (1,725)        (167)
Effect of conversion of Class B stock......................................          106          520        1,070
Effect of exercise of stock options........................................          192          233          679
Effect of restricted stock awarded.........................................           80          302           24

WEIGHTED AVERAGE NUMBER OF COMMON EQUIVALENT SHARES:
Class B stock..............................................................       14,431       14,537       15,057
Assumed exercise of stock options..........................................          817        1,061          819
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WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING
  -- PRIMARY BASIS.........................................................      157,015      161,646      162,654
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Incremental additional equivalent shares from application of the fully
  diluted computation......................................................          421           58          144
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WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING
  -- FULLY DILUTED BASIS...................................................      157,436      161,704      162,798
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NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE:
  Primary and fully diluted................................................        $2.42        $2.42        $1.84
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*After giving effect to a 3 for 2 stock split paid on March 29, 1994.

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